Exhibit 99.1

QLT Inc.
887 Great Northern Way Vancouver, BC Canada V5T 4T5
t 604.707.7000 f 604.707.7001 www.qltinc.com

news release

VISUDYNE® IN OCCULT (VIO) TRIAL TO CONTINUE TO ITS
CONCLUSION AT 24 MONTHS

For Immediate Release	October 14, 2004

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it will continue the Visudyne® (verteporfin for injection) in Occult (VIO) trial to the 24-month endpoint. This announcement is made following an analysis of the 12-month data which included an independent analysis by the Data and Safety Monitoring Committee (DSMC) and their recommendation that the trial should continue unchanged to its conclusion at 24 months.

The VIO trial is an ongoing Phase III, multicenter double-masked randomized trial to determine if photodynamic therapy with Visudyne can reduce the risk of vision loss in age-related macular degeneration (AMD) patients with subfoveal occult with no classic choroidal neovascularization (CNV). The trial was designed to confirm the results of a previous Phase III trial, known as the VIP (Verteporfin In Photodynamic Therapy) trial, in patients with similar lesion type. While some benefit was seen in year one in the VIP trial, the trial did not achieve statistical significance in the primary outcome until year two. Similarly, the VIO trial did not achieve statistical significance at the 12-month time point. However, the VIO trial prospectively designated both 12 and 24 months as primary endpoints, therefore, statistical significance in either time point would be sufficient to conclude that the VIO trial is positive. Assuming the trial is positive, QLT plans to file for regulatory approval in the U.S. when the trial concludes, Visudyne is marketed by Novartis Ophthalmics, a division of Novartis AG.

There were no new safety concerns identified in the VIO trial to date.

The DSMC is an independent panel of experts who are not participating in the studies. The primary responsibility of the DSMC is to oversee the studies and safeguard the interests of current and future participants in these trials.

About Visudyne
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. Once activated, Visudyne affects abnormal blood vessels, resulting in a cessation of growth of blood vessels in the eye and a stabilization of the corresponding vision loss. Visudyne therapy does not appear to damage normal retinal vessels.

Visudyne is the only drug currently approved for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 50, and has been used in more than 300,000 patients worldwide. Visudyne is commercially available in more than 72 countries for the treatment of predominantly classic subfoveal CNV and in over 40 countries for occult subfoveal CNV caused by AMD. It is also approved in more than 56 countries, including the EU, U.S. and Canada, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases.

Visudyne is generally well tolerated and has a well established safety profile. The most commonly reported side effects includes injection site reactions and visual disturbances. In addition, some patients experienced back pain, usually during the infusion. Between 1% and 5% of patients experienced a substantial decrease in vision in the first 7 days with partial recovery in some patients. After treatment, patients should avoid direct sunlight for five days to prevent sunburn. People with porphyria should not be treated with Visudyne.

QLT is a global pharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases, and dermatological and urological conditions. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy which is one of the most successfully launched ophthalmology products. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Therese Hayes/Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne® is a registered trademark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those which use the words “will,” “should,” and “plan to,” and the statements with respect to: the Company’s plan to continue the VIO trial to the 24-month time point and the Company’s expectation that it will file for regulatory approval thereafter. These statements are only predictions and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: future data from the VIO trial may lead us to different conclusions or cause our expectations to change, other risk factors related to our business, which are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities, may cause our expectations or plans to change. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments except as required by law.